UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  December 15, 2004

ECOLAB INC.

(Exact name of registrant as specified in its charter)

Delaware	1-9328	41-0231510
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

370 Wabasha Street North, Saint Paul, Minnesota	55102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  651-293-2233

(Not applicable)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13a-4(c) under the Exchange Act (17 CRF 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

                On December 15, 2004, Ecolab Inc. (the “Corporation”) amended the Ecolab Inc. 2001 Non-Employee Director Stock Option and Deferred Compensation Plan (“Director Plan”) and on December 16, 2004, the Corporation amended the Ecolab Mirror Savings Plan (“Mirror Savings Plan”), in each case to (1) allow compensation that was “deferred” (as defined by the American Jobs Creation Act of 2004 (“AJCA”)) prior to January 1, 2005 to qualify for “grandfathered” status and to continue to be governed by the law applicable to nonqualified deferred compensation prior to the addition of Internal Revenue Code Section 409A by the AJCA, and (2) cause deferred compensation that is deferred after December 31, 2004 to be in compliance with the requirements of Code Section 409A.  The amendment to the Director Plan also includes a provision to clarify certain share accounting matters to comply with shareholder approval requirements of the New York Stock Exchange.  All of the amendments will be effective as of January 1, 2005.

The amendments to the Mirror Savings Plan and the Director Plan include certain administrative changes applicable to amounts deferred after December 31, 2004, require that such amounts be distributed as a single lump sum payment as soon as administratively practicable after the participant has had a separation from service, and prohibit payment of such amounts to “key employees” (also as defined by the AJCA) prior to 6 months after their separation from service. The amendments to the Director Plan additionally provide that the distribution of any amount deferred after December 31, 2004 cannot be accelerated.

Under the Mirror Savings Plan, participating executives can defer up to 25% of their base pay and annual incentive bonus. The Corporation generally matches 100% of a participant’s deferrals up to 3% of compensation and 50% of a participant’s deferrals of the next 2% of compensation, reduced by the match that could be received by the participant in the Corporation’s Ecolab Savings Plan and ESOP.  The investment options generally are the same as those offered for the Ecolab Savings Plan and ESOP and deferrals earn the rate of return equal to the rate of return of the designated investment funds.  However, unlike the Ecolab Savings Plan and ESOP, assets are not actually invested in the designated funds.  Subject to certain forfeiture provisions, participants are 100% vested in their deferrals and the Corporation’s matching contribution. This plan is unfunded and participants are general unsecured creditors of the Corporation.

Under the Director Plan, directors receive periodic stock option grants and stock units in amounts determined by the Board from time to time.  In 2004, directors received an option grant with an economic value of $55,000 and $25,000 in stock units.  Additionally, under this plan directors may elect to defer some, all, or none of the cash portion of their director’s fees until cessation of Board service. Deferred amounts either earn interest at market rates or are invested in the stock unit account at the election of the director.   Options granted prior to May 2004 included a one-time grant of a reload stock option if the optionee exercises the original stock option by tendering shares of previously owned Common Stock of the Corporation. The reload feature was eliminated by the earlier amendments to the Director Plan, effective May 1, 2004, for options granted after that date.

Additionally, on December 16, 2004 the Corporation amended the Ecolab Supplemental Executive Retirement Plan (“SERP”) and the Ecolab Mirror Pension Plan (“Mirror Pension Plan”) effective January 1, 2005 to, in each case, (1) allow amounts deferred prior to January 1, 2005 to qualify for “grandfathered” status and to continue to be governed by the law applicable to nonqualified deferred compensation prior to the addition of Code Section 409A by the AJCA, and (2) temporarily freeze the accrual of benefits as of December 31, 2004 due to the uncertainty regarding the effect of the AJCA on such benefits.

In general, the SERP and the Mirror Pension Plan bridge the gap between a participant’s target retirement benefit and the benefits provided by the Ecolab Pension Plan, which is subject to the various Internal Revenue Code limits on compensation and benefit payments.  The plans are unfunded. Benefits under the SERP and the Mirror Pension Plan are subject to certain forfeiture provisions.

The Ecolab Inc. Administrative Document for Non-Qualified Benefit Plans (the “Administrative Document”) has been incorporated into each of the Mirror Savings Plan, the SERP and the Mirror Pension Plan (collectively, the “Non-Qualified Plans”) to provide definitions and administration provisions which are common to each plan, and includes provisions regarding the appointment of an administrator, amendment and termination, and beneficiary designations.  The Administrative Document was similarly amended by the Corporation on December 16, 2004, to be effective as of the close of business on December 31, 2004, to cause amounts deferred under the Non-Qualified Plans after December 31, 2004 to be deferred in compliance with the requirements of Code Section 409A.

All of the foregoing amendments have been effected as an interim measure in an effort to seek to comply with Code Section 409A, as enacted, for deferral elections for 2005.  The Department of Treasury has been given broad authority to interpret Code Section 409A and is expected to issue guidance on its application in the near future.  This guidance will likely make further amendment to the Mirror Savings Plan, Director Plan, SERP, and Mirror Pension Plan desirable and/or necessary.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECOLAB INC.
Date: December 17, 2004	By:	/s/ Timothy P. Dordell
By:Timothy P. Dordell
Its: Assistant Secretary